Exhibit 99.4

EXECUTION COPY

TENDER AND SUPPORT AGREEMENT

TENDER AND SUPPORT AGREEMENT (this “Agreement”), dated as of March 10, 2010, among AGRICORE UNITED HOLDINGS INC., a Delaware corporation (“Parent”),  BLUEBIRD ACQUISITION CORPORATION, a North Dakota corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the undersigned stockholder (the “Stockholder”) of DAKOTA GROWERS PASTA COMPANY, INC., a North Dakota corporation (the “Company”).

WHEREAS, Parent, Merger Sub and the Company propose to enter into an Agreement and Plan of Merger dated as of even date herewith (as the same may be amended or supplemented from time to time, the “Merger Agreement”) to provide for the making of a cash tender offer (as such offer may be amended from time to time, the “Offer”) by Merger Sub for any and all shares of (i) common stock, par value $.01 per share, of the Company (the “Common Shares”) at the Common Offer Price and (ii) Series D Non-Cumulative Delivery Preferred Stock, par value $.01 per share of the Company (the “Series D Shares”), at the Series D Offer Price, and the merger of the Company and Merger Sub (the “Merger”);

WHEREAS, the Stockholder legally and/or beneficially owns that number of Common Shares, Series D Shares and/or shares of Series F Convertible Preferred Stock, par value $.01 per share, of the Company (“Series F Shares”) appearing on the signature page hereof (Common Shares, Series D Shares and Series F Shares legally and/or beneficially owned by the Stockholder, whether owned on the date hereof or thereafter acquired, as they may be adjusted by any stock dividend, stock split, recapitalization, combination or exchange of shares, merger, consolidation, reorganization or other change or transaction of or by the Company (each, an “Adjustment Event”), and any additional Common Shares that become legally and/or beneficially owned by the Stockholder as the result of the exercise or conversion, as the case may be, of any stock option, warrant, Series F Shares or other security after the date hereof, being referred to herein as the “Subject Shares”); and

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Merger Sub have requested that the Stockholder enter into this Agreement;

NOW, THEREFORE, to induce Parent and Merger Sub to enter into, and in consideration of their entering into, the Merger Agreement, and in consideration of the premises and the representations, warranties and agreements contained herein, the parties agree as follows:

1.             Representations and Warranties of the Stockholder.  The Stockholder hereby represents and warrants to Parent and Merger Sub as follows:

(a)           Organization.  The Stockholder, if it is a corporation, partnership, limited liability company, trust or other entity, is duly organized, validly existing and in good standing under the laws of the jurisdiction under which it is organized.

(b)           Authority.  The Stockholder has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  If the Stockholder is an individual, he or she has full legal capacity, right and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  This Agreement has been duly authorized, executed and delivered by the Stockholder (and its board of directors or similar governing body, as applicable) and constitutes a valid and binding obligation of the Stockholder enforceable against the Stockholder in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, result in any violation of or default (with or without notice or lapse of time or both) under, (A) if the Stockholder is not an individual, any provision of its articles of incorporation, bylaws or similar organizational documents, or (B) any provision of any material trust agreement, loan or credit agreement, note, bond, security agreement, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law or ordinance applicable to the Stockholder or to the Stockholder’s property or assets. Except for the expiration or termination of any required waiting period under the HSR Act and informational filings with the SEC, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic, foreign or supranational, is required by or with respect to the Stockholder in connection with the execution and delivery of this Agreement or the consummation by the Stockholder of the transactions contemplated hereby.

(c)           The Shares.  The Stockholder has good and marketable title to the Subject Shares, free and clear of any claims, liens, encumbrances, security interests, proxies, voting trusts or agreements, options, rights or any other encumbrances whatsoever on title, transfer, or exercise of any rights of a stockholder in respect of such Subject Shares.  Other than the Subject Shares, the Stockholder owns no Common Shares, Series D Shares, Series F Preferred Shares or other equity securities of the Company. None of the Subject Shares is subject to any voting agreement or proxy on the date of this Agreement, other than this Agreement.

(d)           Absence of Litigation.  As of the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of Stockholder, threatened against or affecting, the Stockholder or any of its properties or assets (including the Subject Shares) that could reasonably be expected to impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(e)           Opportunity to Review; Reliance.  The Stockholder has had the opportunity to review the Merger Agreement and this Agreement with counsel of its own choosing.  The Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon the Stockholder’s execution, delivery and performance of this Agreement.

(f)            Finders’ Fees.  No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent, Merger Sub or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of the Stockholder in its capacity as such.

2.             Representations and Warranties of Parent and Sub.  Parent and Merger Sub hereby represent and warrant to the Stockholder as follows:

(a)           Organization.  Parent and Merger Sub are duly incorporated, validly existing and in good standing under the laws of Delaware and North Dakota, respectively.

(b)           Authority.  Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub.  This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes a valid and binding obligation of Parent and Merger Sub enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

3.             Covenants of the Stockholder.  During the term of this Agreement, the Stockholder agrees as follows:

(a)           At any meeting of stockholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment or postponement thereof or in any other circumstances upon which a vote, consent or other approval with respect to the Merger and the Merger Agreement is sought (including an approval by written consent), the Stockholder shall be present in person or represented by proxy, or otherwise cause, the Subject Shares (to the extent such Subject Shares have voting rights) to be counted for quorum purposes under applicable Law and shall vote (or cause to be voted) or deliver a written consent (or cause a written consent to be delivered) with respect to the Subject Shares (to the extent such Subject Shares have voting rights) (A) in favor of the Merger, the adoption of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement and (B) without limitation of the preceding clause (A), approval of any proposal to adjourn or postpone such meeting to a later date if there are not sufficient votes for approval of the Merger and adoption of the Merger Agreement on the date on which such meeting is held.

(b)           At any meeting of stockholders of the Company or at any adjournment or postponement thereof or in any other circumstances upon which the Stockholder’s vote, consent or other approval is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares (to the extent such Subject Shares have voting rights) against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of assets that constitute or account for over 15% of the consolidated net revenues, net income or assets of the Company and its subsidiaries, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any other Acquisition Proposal, (ii) any amendment of the Company’s articles of incorporation or by-laws or other action, proposal, transaction or agreement involving the Company or any of its subsidiaries, which amendment or other action, proposal, transaction or agreement would in any manner impede, hinder, interfere with, frustrate, prevent, delay, adversely affect or nullify the Offer, the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or (iii) any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or other obligation or agreement of the Stockholder under this Agreement or of the Company under the Merger Agreement.

(c)          The Stockholder agrees not to, directly or indirectly (i) Transfer, or enter into any contract, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, the Subject Shares to any Person other than Merger Sub or Merger Sub’s designee, in each case pursuant to the Offer, or (ii) enter into any voting arrangement, whether by proxy, voting agreement, power of attorney or otherwise, with respect to the Subject Shares; provided, however, that the Stockholder may Transfer Subject Shares to any Person that is an Affiliate of the Stockholder so long as such Person agrees, in form and substance reasonably satisfactory to Parent, with respect to the Subject Shares that are Transferred to such Person, to be bound by the terms and conditions of this Agreement (each a “Permitted Transfer”).  For purposes of this Agreement, “Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding to do any of the foregoing.

(d)           The Stockholder shall not, nor shall the Stockholder knowingly permit any director, partner, officer, employee, accountant, consultant, legal counsel, investment banker, financial advisor, broker, finder or agent or other representative of the Stockholder to, (i) directly or indirectly, solicit, initiate, encourage or facilitate any inquiry, offer or proposal with respect to, or that constitutes or would reasonably be expected to lead to, an Acquisition Proposal or a proposal to acquire any of the Subject Shares or (ii) directly or indirectly, enter into, continue or otherwise engage or participate in any discussions or negotiations with respect to an Acquisition Proposal or provide information to any Person with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal or a proposal to acquire any of the Subject Shares.

(e)           The Stockholder agrees to validly tender or cause to be tendered all of the Subject Shares within ten Business Days following commencement of the Offer pursuant to and in accordance with the terms of the Offer and, provided that this Agreement has not been terminated, the Stockholder agrees not to withdraw or cause to be withdrawn any Subject Shares so tendered prior to the termination of the Offer.

(f)            The Stockholder agrees that with respect to any Series F Shares included in the Subject Shares, the Stockholder shall validly tender or cause to be tendered, in accordance with Section 3(e), the Common Shares to be received upon conversion of such Series F Shares, and Parent and Merger Sub hereby acknowledge and agree that the tender of the Series F Shares in accordance with this Section 3(f) will be deemed a valid tender pursuant to the Offer of the Stockholder’s Common Shares to be received upon conversion of such Series F Shares, which shall satisfy the Stockholder’s obligations under Section 3(e) with respect to such Series F Shares (and such Common Shares to be received upon conversion of such Series F Shares).  In connection with such tender, the Stockholder shall deliver to the depositary for the Offer within ten Business Days following commencement of the Offer all of the Stockholder’s Series F Shares included in the Subject Shares.  Simultaneously with such tender, the Stockholder shall deliver to the Company a letter of instruction duly executed by the Stockholder, instructing the Company to convert all of the Stockholder’s Series F Shares into Common Shares and to immediately deliver such Common Shares to the depositary for the Offer on behalf of the Stockholder as shares tendered pursuant to the Offer, which conversion of the Stockholder’s Series F Shares and tender of the Common Shares received upon such conversion shall be deemed effective upon receipt by the Company (with a copy delivered to the Stockholder) of a duly executed certificate of an executive officer of Parent stating that (1) all of the conditions to the Offer (other than the Minimum Condition) have been satisfied or waived, (2) upon conversion by the Stockholder of its Series F Shares into Common Stock and the tender of such Common Stock in accordance with Section 3(e), the Minimum Condition will have been satisfied and (3) Merger Sub has the financial means available to, and will, promptly following such conversion and tender by the Stockholder, accept for payment all such Common Shares validly tendered in the Offer and not theretofore withdrawn.

(g)           The Stockholder agrees, while this Agreement is in effect, to promptly notify Parent of the number of any new Subject Shares acquired by the Stockholder, if any, after the date hereof.  Any such shares shall be subject to the terms of this Agreement as though owned by the Stockholder on the date hereof.

(h)           The Stockholder hereby waives any preemptive rights with respect to any Subject Shares in connection with the consummation of the transactions contemplated by the Merger Agreement, including, without limitation, the exercise of the Top-Up Option.

4.             Documentation and Information.  The Stockholder consents to and authorizes the publication and disclosure by Parent of (a) the Stockholder’s identity and holding of the Subject Shares, (b) the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement) and (c) any other information, in each case, that Parent reasonably determines is required to be disclosed by applicable Law in any press release, the Offer Documents, the Proxy Statement (including all schedules and documents filed with the SEC), or any other disclosure document in connection with the Offer, the Merger and any transactions contemplated by the Merger Agreement.  The Stockholder agrees to promptly (x) provide Parent with any information Parent may reasonably require for the preparation of any such disclosure documents and (y) notify Parent of any required corrections with respect to any information supplied by the Stockholder specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect.

5.             Grant of Proxy.  (a)  The Stockholder hereby grants to, and appoints, Parent and each of its designees, and each of them individually, as the Stockholder’s proxy and attorney-in-fact, for and in the name, place and stead of the Stockholder, to attend any and all meetings of the Company’s stockholders and to vote the Subject Shares (to the extent they have voting rights), or execute one or more written consents in respect of the Subject Shares (to the extent they have voting rights) solely in the manner described in Sections 3(a) and 3(b).  THE FOREGOING PROXY SHALL BE DEEMED TO BE A PROXY COUPLED WITH AN INTEREST AND IS IRREVOCABLE; PROVIDED, HOWEVER, THAT SUCH PROXY SHALL BE AUTOMATICALLY REVOKED, WITHOUT NOTICE OR OTHER ACTION BY ANY PERSON, UPON THE TERMINATION OF THIS AGREEMENT PURSUANT TO SECTION 8.  The Stockholder authorizes such attorney-in-fact to substitute any other Person to act hereunder, to revoke any substitution and to file this proxy and any substitution or revocation with the Secretary of the Company.  The Stockholder hereby affirms that the proxy set forth in this Section 5 is given in connection with and granted in consideration of and as an inducement to Parent and Merger Sub to enter into the Merger Agreement and that such proxy is given to secure the obligations of the Stockholder under Sections 3(a) and 3(b).  The Stockholder shall retain at all times the right to vote the Subject Shares in the Stockholder’s sole discretion and without any other limitation on those matters other than those set forth in the first sentence of this Section 5 that are at any time or from time to time presented to the Company’s stockholders for consideration.

(b)           The Stockholder represents and warrants that any proxies heretofore given in respect of the Subject Shares are revocable, and that any such proxies have been or are hereby revoked.

6.             Further Assurances.  The Stockholder will, from time to time, take such actions and execute and deliver, or cause to be executed and delivered, such additional or further transfers, assignments, endorsements, consents and other instruments as Parent or Merger Sub may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

7.             Parties in Interest; Assignment.  This Agreement shall inure to the benefit of and be binding upon the parties named herein and their respective successors and assigns.  Nothing in this Agreement, expressed or implied, is intended to confer upon any Person other than Parent, Merger Sub or the Stockholder, or their permitted successors or assigns, any rights or remedies under or by reason of this Agreement.  Notwithstanding the foregoing, neither the Stockholder, on the one hand, nor Parent or Merger Sub, on the other hand, may assign this Agreement or any of his or its respective rights, interests or obligations hereunder (whether by operation of law or otherwise) without the prior written approval of the other; provided that (i) Parent and Merger Sub may transfer or assign their respective rights and obligations under this Agreement, in whole or from time to time in part, to one or more of their Affiliates at any time and (ii) the Stockholder may (subject to Section 3(c)) transfer or assign its rights and obligations under this Agreement to any Person in connection with a Permitted Transfer; provided, further, that any such transfer or assignment shall not relieve Parent, Merger Sub or the Stockholder, as applicable, of its obligations under this Agreement.

8.             Termination.  Except as otherwise provided herein, this Agreement shall terminate upon the earlier of (a) the Effective Time (b) a valid termination of the Merger Agreement in accordance with its terms, or (c) any amendment to the Merger Agreement entered into without the prior written consent of the Stockholder that reduces the Minimum Condition, reduces the Common Offer Price (except as contemplated by Section 1.1(c) of the Merger Agreement) or changes the form of consideration to be paid to holders of Common Shares in the Offer; provided, however, that the provisions of Sections 7, 8 and 11 shall survive any termination of this Agreement.  For avoidance of doubt, upon termination of this Agreement pursuant to this Section 8, all obligations of the Stockholder hereunder, including, without limitation, the obligation to tender the Subject Shares pursuant to Sections 3(e) and 3(f), shall terminate immediately and be of no further force and effect.  Nothing in this Section 8 shall relieve or otherwise limit any party of liability for willful breach of this Agreement.

9.             Waiver of Appraisal Rights.  The Stockholder hereby irrevocably waives any and all rights it may have as to appraisal, dissent or any similar or related matter with respect to any of the Stockholder’s Subject Shares that may arise with respect to the Merger or any of the transactions contemplated by the Merger Agreement.

10.          Notices of Certain Events.  Each party to this Agreement (the “Notifying Party”) shall promptly notify the other parties of any development occurring after the date hereof that causes, or that would reasonably be expected to cause, any breach of any of the representations and warranties of the Notifying Party set forth in this Agreement.

11.          General Provisions.

(a)           Expenses.  Except as otherwise expressly provided in the Merger Agreement, each party hereto shall pay its own expenses incurred in connection with this Agreement.

(b)           Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the parties hereto in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.  Each party hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and the Federal Courts of the United States of America located in the State of Delaware in any action, suit or proceeding arising in connection with this Agreement and agrees that any such action, suit or proceeding shall be brought only in such courts (and waives any objection based on forum non conveniens or any other objection to venue therein).  Each party hereto waives any right to a trial by jury in connection with any such action, suit or proceeding.

(c)           Notice.  All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being delivered to an overnight courier or when telecopied (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(i)            if to Parent or Merger Sub, to:

Viterra Inc.
2625 Victoria Avenue
Regina, Saskatchewan, Canada  S4T 7T9

Attention: General Counsel
Fax no.: (306) 569-5133

with a copy to:

Sidley Austin LLP

One South Dearborn Street

Chicago, Illinois  60603

Attention:      Brian J. Fahrney
Pran Jha

Facsimile No.:  312- 853-7036

(ii)           if to the Stockholder, to:

c/o Dakota Growers Pasta Company, Inc.

One Pasta Avenue

Carrington, ND 58421

Facsimile No.: 877-686-3479

Attention: Edward O. Irion

with a copy to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Facsimile No.: 212-446-6460
Attention:  Jeffrey Symons
                  Robert Rizzo

(d)          Entire Agreement; Amendments.  This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, oral or written, with respect to such transactions.  This Agreement may not be changed, amended or modified orally, but only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge may be sought.

(e)           Headings.  The section headings herein are for convenience only and shall not affect the construction of this Agreement.

(f)            Counterparts.  This Agreement may be executed in one or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.  The exchange of copies of this Agreement and of signature pages by facsimile transmission, by electronic mail or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by a combination of such means, shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of an original Agreement for all purposes.

(g)           GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND WHOLLY PERFORMED WITHIN SUCH STATE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAW THEREOF, EXCEPT THAT MATTERS RELATING TO THE FIDUCIARY DUTIES OF THE COMPANY BOARD AND THE INTERNAL CORPORATE AFFAIRS OF THE COMPANY SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NORTH DAKOTA.

(h)           Consent to Jurisdiction; Venue; Service of Process.  In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated hereby, each of the parties (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, if under applicable Law exclusive jurisdiction over the matter is vested in the federal courts, any federal court sitting in the State of Delaware, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in the Court of Chancery of the State of Delaware or, if under applicable Law exclusive jurisdiction over the matter is vested in the federal courts, any federal court sitting in the State of Delaware, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the Court of Chancery of the State of Delaware or, if under applicable Law exclusive jurisdiction over the matter is vested in the federal courts, any federal court sitting in the State of Delaware, and (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Court of Chancery of the State of Delaware or, if under applicable Law exclusive jurisdiction over the matter is vested in the federal courts, any federal court sitting in the State of Delaware. Each of the parties hereto agrees that a final judgment in any such action or proceeding and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 11(c).  Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Law.

(i)            Capitalized Terms.  Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in the Merger Agreement.

(j)            Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

(k)           No Waiver.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

12.          No Limitations on Actions of the Stockholder as a Director.  Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement is intended or shall require the Stockholder or any equityholder, director, officer, employee, representative or agent of the Stockholders, in such Person’s capacity as an officer or director of the Company (or as a member of any committee of the Company Board), to take or in any way limit any action that such Person may take in order to satisfy his fiduciary duties (as determined in good faith by such Person after consultation with outside legal counsel) as a director of the Company, including, without limitation, by taking any action with respect to an Acquisition Proposal that is permitted under Section 6.1 of the Merger Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of Parent and Merger Sub has caused this Agreement to be signed by its officer thereunto duly authorized and the Stockholder has duly signed this Agreement, all as of the date first written above.

AGRICORE UNITED HOLDINGS INC.

By:	/s/ Kevin Barbero
Name: Kevin Barbero
Title: Director

By:	/s/ Jocelyn Torjusen
Name: Jocelyn Torjusen
Title: Secretary

BLUEBIRD ACQUISITION CORPORATION

By:	/s/ Kevin Barbero
Name: Kevin Barbero
Title: Director

By:	/s/ Jocelyn Torjusen
Name: Jocelyn Torjusen
Title: Director

/s/ Timothy J. Dodd
TIMOTHY J. DODD

Number of Common Shares owned by the Stockholder as of the date hereof:

354,596

Number of Series D Shares owned by the Stockholder as of the date hereof:

238,248

Number of Series F Shares owned by the Stockholder as of the date hereof:

N/A